Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PROCTER & GAMBLE COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	001-00434 (Commission File Number)	31-0411980 (I.R.S. Employer Identification Number)
One Procter & Gamble Plaza Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)
(513) 983-1100
(Registrant's telephone number, including area code)

The Procter & Gamble 2025 Stock and Incentive Compensation Plan

Susan Street Whaley, Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by The Procter & Gamble Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed on August 4, 2025 (incorporating by reference portions of the Registrant’s Definitive Proxy Statement filed on Schedule 14A dated August 29, 2025).
2.The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended September 30, 2025.
3.The Company’s Current Reports on Form 8-K filed on July 28, 2025, August 14, 2025 and October 16, 2025.
4.The description of the Registrant’s Common Stock contained in Exhibit (4-3) of the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2019, filed with the SEC on August 6, 2019, together with any amendments or reports filed with the SEC for the purpose of updating such description.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, and corresponding information furnished under Item 9.01 as an exhibit thereto, unless otherwise indicated therein, including any exhibits included with such Items) but prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be incorporated by reference herein and shall be deemed to be a part hereof from the dates of filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or any Prospectus hereunder.

Item 4.        DESCRIPTION OF SECURITIES

Not applicable.

Item 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of Common Stock offered hereby is being passed upon for the Registrant by Wednesday G. Shipp, Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio, 45202. Ms. Shipp is the beneficial owner of shares of Common Stock of the Registrant.

Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Set forth below is a description of certain provisions of the Ohio Revised Code (“ORC”) and the Company’s Regulations, as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company’s Regulations.

    Section 1701 of the ORC provides that a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with a successful defense (on the merits or otherwise) of any action, suit, or proceeding.

A corporation may indemnify its directors, officers, employees, and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with actions, suits, or proceedings (except for derivative actions by or in the right of the corporation), whether civil, criminal, administrative, or investigative. The corporation may indemnify such persons if the individual has acted in good faith and in a manner that the individual believed to be in the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe their conduct was unlawful. The determination as to whether this standard of conduct has been met must be made by the court, a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

A similar standard applies in the case of derivative actions, except that indemnification may only extend to expenses, including attorney’s fees, incurred in connection with the defense or settlement of such action. If the person seeking indemnification has been found liable to the corporation in such an action, the court must approve the indemnification.

As permitted by the ORC, Article IV of the Company’s Regulations require the Company to indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she (a) is or was a Director, officer or employee of the Company or its subsidiaries, (b) is or was serving at the request of the Company or its subsidiaries as a director, trustee, officer, partner, managing member or position of similar capacity, or employee of a Company subsidiary or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (whether domestic or foreign, nonprofit or for profit), or (c) is or was providing to third party organizations volunteer services that were duly authorized in accordance with the Company’s process for approval of such activities, against all liabilities and expenses actually and reasonably incurred by or imposed on him or her in connection with, or arising out of, any such claim, action, suit or proceeding. This indemnity will be provided unless the person (a) failed to act in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and its subsidiaries, (b) acted or failed to act, in either case, with deliberate intent to cause injury to the Company and its subsidiaries or with reckless disregard for the best interests of the Company or its subsidiaries, or (c) knowingly engaged in criminal activity.

    The Company’s Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies. The Company pays the premiums for this insurance.

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

Item 8.        EXHIBITS

EXHIBIT NO.	DESCRIPTION

4-1
Amended Articles of Incorporation (as amended by shareholders at the annual meeting on October 11, 2011 and consolidated by the Board of Directors on April 8, 2016) (Incorporated by reference to Exhibit (3-1) of the Company's Form 10-K for the year ended June 30, 2016

4-2
Regulations (as approved by the Board of Directors on December 13, 2022, pursuant to authority granted by shareholders at the annual meeting on October 13, 2009) (Incorporated by reference to Exhibit (3-2) of the Company’s Current Report on Form 8-K filed December 13, 2022)

5*	Opinion of Counsel

23-1*	Consent of Deloitte & Touche LLP

23-2*	Consent of Wednesday G. Shipp is contained in her opinion filed as Exhibit 5

24*	Power of Attorney

99*	The Procter & Gamble 2025 Stock and Incentive Compensation Plan

107*	Filing Fee Table

*Filed herewith

Item 9.        UNDERTAKINGS

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 29, 2025.

THE PROCTER & GAMBLE COMPANY

By:  /s/ Andre Schulten
    Andre Schulten
    Chief Financial Officer

Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on October 29, 2025.

Signature	Title

* __________________________ John R. Moeller	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* __________________________ Andre Schulten	Chief Financial Officer (Principal Financial Officer)

* __________________________ Matthew W. Janzaruk	Senior Vice President - Chief Accounting Officer (Principal Accounting Officer)

* __________________________ B. Marc Allen	Director

* __________________________ Craig Arnold	Director

* __________________________ Brett Biggs	Director

* __________________________ Sheila Bonini	Director

* __________________________ Amy L. Chang	Director

* __________________________ Shailesh Jejurikar	Director

* __________________________ Joseph Jimenez	Director

* __________________________ Christopher Kempczinski	Director

* __________________________ Debra L. Lee	Director

* __________________________ Christine McCarthy	Director

* __________________________ Ashley McEvoy	Director

* __________________________ Robert J. Portman	Director

* __________________________ Rajesh Subramaniam	Director

By: /s/ Susan Street Whaley
* Susan Street Whaley as Attorney-in-Fact